Vringo’s Compliance Plan Accepted by NYSE Amex

NEW YORK — July 25, 2011 — Vringo, Inc. (NYSE Amex: VRNG) (the “Company”), a provider of software platforms for mobile social and video applications, announced today that the NYSE Amex (the “Exchange”) has accepted the Company’s plan for regaining compliance with the Exchange’s listing standards (the “Plan”).

The Plan was submitted on June 23, 2011 in response to a notice received by the Company on May 24, 2011 from the Exchange regarding the Company’s non-compliance with certain continued listing standards. While the Company is not yet in compliance with the Exchange’s listing standards, with the Exchange’s acceptance of the Compliance Plan, the Company’s listing is now continued under an extension with a target completion date of September 30, 2011.  The Company will continue to provide the Exchange staff with updates relative to the initiatives detailed in the Plan which calls for the Company to regain compliance with the Exchange’s continued listing standards by the September 30, 2011 date.

Jon Medved, CEO of Vringo, stated, “We are pleased the NYSE Amex has accepted our plan and extended our target completion date to September 30, 2011. Our plan described our advanced discussions with various parties regarding a number of potential strategic transactions. We believe these transactions, if consummated, will enable us to regain compliance with the NYSE Amex’s continued listing standards before the extension date.”

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile social and video applications. With its award-winning video ringtones and other mobile software platforms, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s core mobile application, which is compatible with more than 400 handsets, enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call.  Vringo has been heralded by The New York Times as "the next big thing in ringtones" and USA Today said Vringo’s application has "to be seen to be believed." Vringo has launched its service with various international mobile operators, holds licensing deals with over 40 major content partners and maintains a library of more than 12,000 video ringtones for users in various territories.  For more information, visit: http://ir.vringo.com.

For more information about how video ringtones work, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Company Contact:
Vringo, Inc.
Jonathan Medved, CEO
646-525-4319 x 2501
jon@vringo.com

Financial Communications:
Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com